EXHIBIT 15
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Supervisory Board of SAP AG:
We consent to the incorporation by reference in the registration statements (Nos. 333-60399, 333-65083, 333-30380, 333-41762, 333-63496, 333-63464 and 333-102564) on Form S-8 of SAP AG of our reports dated March 25, 2009, with respect to the consolidated balance sheets of SAP AG as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 20-F of SAP AG.

/s/ KPMG AG
Wirtschaftsprüfungsgesellschaft
Mannheim, Germany
March 25, 2009